For Immediate Release
                                        Date:   April 23, 2004


                                        Contact: Ellie King, Assistant Secretary
                                                 630 Godwin Avenue
                                                 Midland Park, NJ 07432
                                                 201 - 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the First Quarter, 2004

Midland Park, NJ - April 23, 2004 - Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2004, of $867,000, an increase of 1.7% in net income, versus $853,000, for the same three (3) month period in 2003. Earnings in the first quarter of 2003 were impacted by a gain on sale of real estate of $54,000 and gains on sales of securities of $27,000. Earnings, excluding these items, increased 7.8% for the quarter. Basic earnings per share and diluted earnings per share were $0.27 for the three (3) month periods ended March 31, 2004 and 2003.

Stewardship Financial Corporation's total assets reached $400.5 million at March 31, 2004, compared to $338.0 million at March 31, 2003, resulting in growth of 18.5%. Total deposits were $340.6 million at March 31, 2004, compared to $307.3 million a year ago, resulting in growth of 10.8%. Total stockholders' equity increased 13.1% to $27.9 million at March 31, 2004, compared to $24.6 million a year ago.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the first quarter's net income of $867,000. Earnings remained strong despite the decline in residential mortgage activity. Commercial and consumer loan activity continue to be brisk, contributing to the Corporation's increase in earning assets."

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses. Visit our website at www.asbnow.com for additional information regarding our products and services.


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                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                      (In thousands, except per share data)


                                                              Three Months Ended
                                                                   March 31,

                                                                2004       2003
                                                              ------------------
Selected Operating Data:
Total interest income                                         $ 5,167    $ 4,604
Total interest expense                                          1,258      1,180
                                                              ------------------
Net interest income before provision
     for loan loss                                              3,909      3,424
Provision for loan loss                                           120        115
                                                              ------------------
Net interest income after provision
     for loan loss                                              3,789      3,309

(Losses) gains on sales of securities                              (4)        27
Gain on sales of other real estate                               --           54
Other noninterest income                                          599        585
                                                              ------------------
Noninterest income                                                595        696

Noninterest expense                                             3,033      2,694
                                                              ------------------
Income before income tax expense                                1,351      1,311
Income tax expense                                                484        458
                                                              ------------------
Net income                                                    $   867    $   853
                                                              ==================
Basic earnings per share                                      $  0.27    $  0.27
Diluted earnings per share                                    $  0.27    $  0.27


Reconciliation of net income to "earnings, excluding these items":
Net income                                                       $ 867    $ 853
Adjustments:
     Losses (gains) on securities sold                              (4)      27
     Gain on real estate sold                                        0       54
     Tax effect of adjustments                                       1      (33)
                                                                 ---------------
Earnings, excluding these items                                  $ 870    $ 805
                                                                 ===============


                                                      At March 31,
                                               2004                   2003
                                             --------               --------
Selected Financial Data:
Total assets                                 $400,518               $337,985
Total loans, net of deferred loan fees        267,182                231,258
Allowance for loan losses                       2,964                  2,788
Total deposits                                340,568                307,288
Stockholders' equity                           27,854                 24,638


                                               At or for the period ended
                                                        March 31,
                                               2004                   2003
                                             ----------             --------
Selected Financial Ratios:
Annualized return on average assets (ROA)        0.88%                  1.03%
Annualized return on average equity (ROE)       12.68%                 14.18%
Equity to total assets                           8.70%                  7.29%
Book value per share                         $   8.83               $   7.89

     All share data has been restated to include the effect of a 3 for 2 stock split issued in July, 2003 and a 5% stock dividend paid in November, 2003.